Exhibit 99.1

FOR IMMEDIATE RELEASE

Crinetics Pharmaceuticals Reports Fourth Quarter and Full Year 2019

Financial Results and Provides Corporate Update

SAN DIEGO – March 9, 2020 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, today announced financial results for the fourth quarter and year ended December 31, 2019 and provided a corporate update.

“Crinetics made significant progress in 2019 advancing our development programs, as highlighted by the initiation of the ACROBAT Phase 2 clinical trials for acromegaly with our lead product candidate paltusotine,” said Scott Struthers, Ph.D., Founder and Chief Executive Officer of Crinetics. “Paltusotine is a first-in-class nonpeptide small molecule, which demonstrates our ability to develop novel drugs for diseases and patients that have not seen truly innovative therapies in a long time. We anticipate that 2020 will be a year of additional important milestones as our pipeline continues to advance. Importantly, we plan to provide guidance on timing of our acromegaly and neuroendocrine tumor programs early in the second quarter. In addition, we are advancing our ACTH antagonist development candidate for Cushing’s disease and congenital adrenal hyperplasia as well as our sst5 agonist development candidate for congenital hyperinsulinemia towards the clinic as IND enabling activities for both programs are underway.”

Full Year 2019 Highlights

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Dosed first patients in Phase 2 clinical trials of paltusotine (formerly CRN00808) for acromegaly. In March 2019, Crinetics dosed the first patients in the ACROBAT EDGE and EVOLVE trials for paltusotine in patients with acromegaly. EDGE is an open label exploratory study designed to evaluate the safety, efficacy, and pharmacokinetics of paltusotine, an oral selective nonpeptide somatostatin receptor type 2 (sst2) biased agonist, in patients with acromegaly whose disease is not biochemically controlled by octreotide LAR or lanreotide depot alone. EVOLVE is a double-blind, placebo-controlled, randomized withdrawal study designed to evaluate the safety, efficacy, and pharmacokinetics of paltusotine in patients with acromegaly whose disease is biochemically controlled by octreotide LAR or lanreotide depot monotherapy.

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Initiated Phase 1 trial of CRN01941. In May 2019, Crinetics initiated a Phase 1, double blind, randomized, placebo-controlled, single- and multiple-dose study to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of CRN01941 in healthy volunteers. Like paltusotine, CRN01941 is an oral nonpeptide sst2 biased agonist. CRN01941 is initially in development as a potential treatment for neuroendocrine tumors (NETs) that originate from neuroendocrine cells commonly found in the gut, lung, or pancreas. Upon analysis of the cumulative data from the paltusotine and CRN01941 preclinical, nonclinical and clinical programs, Crinetics intends to decide whether to advance CRN01941 or paltusotine into a later stage trial in NETs.

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Expanded management team and board of directors. In March 2019, Crinetics appointed Gina Ford, R.Ph., MBA, as Vice President, Corporate Strategy and Commercial Planning. Ms. Ford joined Crinetics from One Joule, LLC a commercial and corporate strategy consulting company she founded, where she provided biopharmaceutical clients with strategic advice on corporate, commercial, marketing and global market access strategy. Among her prior roles, Ms. Ford served as Head of Endocrinology with Ipsen Pharmaceuticals, where she led the endocrine franchise, which included the commercial leadership of a drug to treat acromegaly and neuroendocrine tumors. In July 2019, Crinetics appointed Stephanie S. Okey, M.S. to its board of directors as an independent board member. Ms. Okey brings extensive leadership and management experience in senior commercial roles including, most recently, Head of North America and U.S. General Manager of Rare Diseases at Genzyme.

Fourth Quarter and Full Year 2019 Financial Results

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Research and development expenses were $12.1 million and $41.5 million for the three months and full year ended December 31, 2019, respectively, compared to $7.7 million and $24.5 million for the same periods in 2018. The increases were primarily attributable to clinical development and manufacturing activities for paltusotine and CRN01941 as well as the company’s preclinical programs.

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General and administrative expenses were $3.4 million and $13.5 million for the three months and full year ended December 31, 2019, compared to $2.6 million and $6.7 million for the same periods in 2018. The increases were primarily due to costs to operate as a public company, as well as personnel costs to support the company’s growth.

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Net loss for the three months ended December 31, 2019 was $14.5 million, compared to a net loss of $8.5 million for the same period in 2018. For the year ended December 31, 2019, the company’s net loss was $50.4 million compared to a net loss of $27.1 million for the year ended December 31, 2018.

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Unrestricted cash, cash equivalents and investments totaled $118.4 million as of December 31, 2019, compared to $131.7 million as of September 30, 2019 and $163.9 million as of December 31, 2018. Crinetics expects that its cash, cash equivalents and investments will fund its current operating plan into the second half of 2021.

•	As of February 28, 2020, the company had 24,566,896 common shares outstanding.

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, paltusotine (formerly CRN00808), is an oral selective nonpeptide somatostatin receptor type 2 biased agonist undergoing two Phase 2 clinical trials for the treatment of acromegaly, an orphan disease affecting more than 25,000 people in the United States. Crinetics’ second oral product development candidate, CRN01941, has entered the clinic for the potential treatment of neuroendocrine tumors. The company is also developing oral nonpeptide somatostatin agonists for hyperinsulinemia, as well as oral nonpeptide ACTH antagonists for the treatment of Cushing's disease and other diseases of excess ACTH excess, including congenital adrenal hyperplasia. All of the company’s drug candidates are new chemical entities resulting from in-house drug discovery efforts. For more information, please visit www.crinetics.com.

Forward-Looking Statements

Crinetics cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the anticipated timing of clinical trials for paltusotine and CRN01941 and the reporting of results from such clinical trials; plans to advance other development programs into the clinic; and anticipated cash runway. The inclusion of forward-looking statements should not be regarded as a representation by Crinetics that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Crinetics’ business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; the company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical trials and nonclinical studies for paltusotine, CRN01941 and its other development candidates; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Crinetics may use its available capital resources sooner than it expects; Crinetics’ ability to obtain and maintain intellectual property protection for its product candidates; and other risks described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Crinetics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Robert H. Uhl

Westwicke Partners

robert.uhl@westwicke.com

(858) 356-5932

CRINETICS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
STATEMENTS OF OPERATIONS DATA:	2019	2018	2019	2018

Grant revenues	$321	$781	$1,193	$2,428
Operating expenses:
Research and development	12,143	7,651	41,506	24,479
General and administrative	3,392	2,561	13,519	6,659
Total operating expenses	15,535	10,212	55,025	31,138
Loss from operations	(15,214)	(9,431)	(53,832)	(28,710)
Total other income (expense), net	665	936	3,410	1,595

Net loss	$(14,549)	$(8,495)	$(50,422)	$(27,115)

Net loss per share - basic and diluted	$(0.60)	$(0.35)	$(2.09)	$(2.23)
Weighted-average shares - basic and diluted	24,235	24,046	24,175	12,142

BALANCE SHEET DATA:	December 31, 2019	December 31, 2018

Cash, cash equivalents and investments	$118,392	$163,875
Working capital	$114,999	$158,758
Total assets	$130,377	$171,415
Total liabilities	$13,238	$11,190
Accumulated deficit	$(93,802)	$(43,380)
Total stockholders’ equity	$117,139	$160,225